EXHIBIT 10.33

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement (“Second Amendment”) is made and entered into as of February 19, 2019, by and between IRESI MONTGOMERY MITYLENE, L.L.C., a Delaware limited liability company (“Seller”), and B & M DEVELOPMENT COMPANY, L.L.C., an Alabama limited liability company (“Buyer”).

RECITALS

A.Seller and Buyer are parties to that certain Purchase and Sale Agreement bearing an Effective Date of December 21, 2018, and reinstated and amended by that certain Reinstatement of and First Amendment to Purchase and Sale Agreement, bearing an effective date of January 23, 2019 (collectively the “Agreement”), for the purchase and sale of certain Property, as particularly defined in the Agreement. Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Agreement.

B.Seller and Buyer desire to modify the terms of the Agreement pursuant to the terms and conditions set forth in this Second Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Buyer agree as follows:

1.The Recitals set forth above are true and correct and are adopted and incorporated herein by reference as if more fully set forth at length.

2.The Due Diligence Period as set forth in Section 7.2a shall expire on February 19, 2019; provided, however, that the Due Diligence Period shall be extended until 5:00 pm CT on February 22, 2019 for only the following item: (a) Buyer’s completion of its equity structure for the transaction.   In the event that Buyer is unable to complete its equity structure for the transaction, Buyer may terminate the Agreement by providing a written notice to Seller on or before February 22, 2019, and upon Buyer’s election to terminate, the Agreement shall terminate, the Earnest Money shall be returned to Buyer, Buyer shall return to Seller all documents provided by Seller with respect to the Property, or confirm to Seller that such documents have been destroyed, and no party hereto shall have any further liability to the others hereunder, other than Buyer’s repair and indemnity obligations set forth in Section 7.2(a) and Buyer’s document return obligations set forth in Section 7.2(b) of the Agreement.

3.Except as set forth herein, the Agreement shall remain in full force and effect and unmodified, and the Agreement, as amended hereby, is hereby ratified, confirmed and approved in all respects. In the event of a conflict between the terms and conditions of the Agreement and this Second Amendment, the terms and conditions of this Second Amendment shall prevail.

4.To facilitate execution, this Second Amendment may be executed in as many counterparts as may be required.  It shall not be necessary that the signatures on behalf of all parties appear on each counterpart hereof. A counterpart sent by electronic mail (including a PDF by e-mail) or facsimile shall constitute the same as delivery of the original of such executed counterpart.  Any signature page of a counterpart may be detached from any counterpart and attached to any other counterpart.

IN WITNESS WHEREOF, Seller and Buyer have executed this Second Amendment as of the date first written above.

SELLER:

IRESI MONTGOMERY MITYLENE, L.L.C.,
a Delaware limited liability company

By:	Inland Residential Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:	Inland Residential Properties Trust, Inc.,
a Maryland corporation, its general partner

By:	/s/ Roderick S. Curtis
Name:	Roderick S. Curtis
Its:	Vice President

BUYER:

B & M DEVELOPMENT COMPANY, L.L.C.,
an Alabama limited liability company

By:	/s/ John D. Blanchard
Name:	John D. Blanchard
Its:	Manager

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